Room 4561
								October 24, 2005

John Farr
Chief Financial Officer
Pervasive Software Inc.
12365 Riata Trace Parkway
Building B
Austin, TX 78727

Re:	Pervasive Software Inc.
Form 8-K filed on October 7, 2005
      Form 10-K for Fiscal Year Ended June 30, 2005
      File No. 0-23043

Dear Mr. Farr:

      We have completed our review of your Form 8-K and related disclosures and have no further comments at this time.

      Sincerely,



      Stephen G. Krikorian
      Branch Chief - Accounting

Mr. John Farr
Pervasive Software Inc.
October 18, 2005
Page 2